Execution Copy

ASSET PURCHASE AGREEMENT

dated as of

July 13, 2007

by and between

NuGen Mobility, a Delaware corporation;

and

New Generation Motors Corporation, a Delaware corporation

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of the 13th day of July, 2007, by and among NuGen Mobility, a Delaware corporation (“Purchaser”), and New Generation Motors Corporation, a Delaware corporation with its principal executive offices located at 44645 Guilford Drive, Suite 201, Ashburn Virginia 20147 (“Seller”).

WITNESSETH

WHEREAS, Seller is engaged in the design, manufacture, marketing, sale and licensing of axial flux and other electric motors, including all software, controls, source code and intellectual property relating to axial flux and other related motors and drive-systems for all applications of the technology in all fields worldwide (collectively, the “Business”);

WHEREAS, Seller desires to sell, and Purchaser desires to purchase, substantially all of the assets of Seller used in the Business, on the terms set forth in this Agreement.

NOW, THEREFORE, in consideration of the representations, warranties, covenants, agreements and indemnities contained in this Agreement, and intending to be legally bound, the parties agree as follows:

ARTICLE 1.
DEFINITIONS

1.1         Certain Definitions. As used in this Agreement, the following terms shall have the respective meanings ascribed to them in this Section 1.1:

(a)           “Action” means all actions, claims, demands, suits, litigations, proceedings, investigations, arbitrations or mediations.

(b)           “Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages (but specifically excluding consequential, special, enhanced, punitive or incidental damages for claims brought by Purchaser or Seller or damages for diminution in value and specifically including such of the foregoing that may arise in connection with third party claims), penalties, fines, amounts paid in settlement, Liabilities, obligations, Taxes, Liens, losses, expenses and fees, including costs and reasonable attorneys’ fees and expenses.

(c)           “Affiliate” of any Person means any Person directly or indirectly controlling, controlled by or under common control with such Person, or related by blood, marriage, or adoption to such Person; provided, however, that with respect to Seller, Affiliate shall not include Seller’s stockholders acting individually.

(d)           “Agreement” means this Asset Purchase Agreement, as specified in the initial paragraph.

(e)           “Assignment and Assumption Agreement” means the assignment and assumption agreement between Seller and the Purchaser whereby Seller will assign, and the Purchaser will assume, the Assumed Liabilities in the form attached hereto as Exhibit 1.1(e).

(f)            “Assignment of Patents” means the intellectual property assignment in the form attached hereto as Exhibit 1.1(f).

(g)           “Assumed Liabilities” has the meaning specified in Section 2.3.

(h)           “Authority” means any court or governmental or regulatory agency or authority or administrative authority, tribunal or commission or any judicial or arbitral body or other governmental entity (whether foreign or domestic) or any political subdivision thereof.

(i)            “Bill of Sale” means the bill of sale assigning and conveying all right and title to the Purchased Assets from Seller to the Purchaser in the form attached hereto as Exhibit 1.1(i).

(j)            “Business” has the meaning specified in the recitals of this Agreement.

(k)           “Claim” has the meaning specified in Section 6.2(a).

(1)           “Closing Balance Sheet” shall mean the unaudited balance sheet of Seller for the 9 month period ended September 30, 2006 delivered to the Purchaser as part of the Financial Statements.

(m)          “Closing Date” has the meaning specified in Section 2.9.

(n)           “Closing” has the meaning specified in Section 2.9.

(o)           “Code” means the Internal Revenue Code of 1986, as amended.

(p)           “Confidential Information” has the meaning specified in Section 7.1.

(q)           “Contracts” has the meaning specified in Section 2.1(f).

(r)            “Current Assets” shall mean the current assets of the Business as of the Closing Date (excluding Excluded Assets) determined in accordance with GAAP consistent with Seller’s past practice (but to the extent such past practice is not consistent with GAAP, GAAP shall apply).

(s)           “Employee” or “Employees” means any active, full-time individual employed by Seller and set forth on Schedule 1.1(s).

(t)            “Employment Agreements” means the intellectual property and confidentiality agreements between Seller and, respectively, Jeffrey Yambor, Anthony D’Andrea, Cory Davis and Anubhav Sethi.

(u)           “Equipment Leases” has the meaning specified in Section 2.1(d).

(v)           “Equipment” has the meaning specified in Section 2.1(a).

(w)           “Excluded Assets” has the meaning specified in Section 2.2.

(x)           “Financial Statements” means copies of the unaudited balance sheets and statements of income and cash flow of Seller as of and for the 12 month and 9 month periods ended December 31, 2005 and September 30, 2006, together with all supporting schedules thereto.

(y)           “GAAP” means generally accepted accounting principles for financial reporting in the United States as in effect from time to time.

(z)           “Gross Revenues” means the aggregate amount of (i) all fees and other revenue that Purchaser actually receives from any source following the Closing Date, (ii) the then-current fair market value of (x) the Purchased Assets, or (y) the Business (as a going concern) or portion thereof sold or otherwise transferred to an Affiliate of Purchaser and/or Eric Takamura, and (iii) the proceeds from the sale or other disposition by Purchaser to any other third party of all or any portion of (x) the Purchased Assets and/or (y) the Business as a going concern following the Closing Date.

(aa)         “Indemnified Party” has the meaning specified in Section 6.2(a).

(bb)        “Indemnifying Party” has the meaning specified in Section 6.2(a).

(cc)         “Indemnity Notice Period” has the meaning specified in Section 6.2(b).

(dd)        “Indemnity Notice” has the meaning specified in Section 6.2(a).

(ee)         “Indemnity Response” has the meaning specified in Section 6.2(c).

(ff)           “Intellectual Property” means: (i) all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof; (ii) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate names and internet domain names and URLs, together with all abbreviations, translations, adaptations, derivations and combinations thereof, and all applications, registrations and renewals in connection therewith; (iii) all copyrights and all applications, registrations and renewals in connection therewith; (iv) all trade secrets and confidential business information; (v) all computer software; (vi) know-how, show-how, processes, formula, specifications and designs, databases, documentation, and methodologies, (vii) other proprietary information owned, controlled, created, under development or used by the Business or assigned to Seller, whether or not registered, including rights or obligations under any license agreement or other agreement with any other Person, (viii) web sites and web pages and related items (and all intellectual property and proprietary rights incorporated therein), IP addresses and email addresses, (ix) all other intellectual property or proprietary rights, (x) all copies and tangible embodiments of any or all of the above (in whatever form or medium), and (xi) all contractual rights to any of the foregoing in (i) through (x).

(gg)         “Inventory” has the meaning specified in Section 2.1(b).

(hh)         “Law” means any federal, state, local or foreign statute, constitution, code, ordinance or other law, whether foreign or domestic (including any rule, regulation, plan, injunction, judgment, order, writ, decree, ruling, reported decisions or charge).

(ii)           “Leased Real Property” has the meaning specified in Section 2.1(e).

(jj)           “Liability” means any liability, obligation or commitment (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated or whether due or to become due, disputed or undisputed, secured or unsecured, joint or several, executory, determined, determinable or otherwise).

(kk)         “Lien” means any lien, charge, claim, security interest, conditional sale agreement, mortgage, indenture, deed of trust, security agreement, pledge, hypothecation, option or other encumbrance or defect of title of any kind or nature.

(ll)           “Note” has the meaning specified in Section 2.5.

(mm)       “Permits” means all franchises, approvals, permits, licenses, orders, registrations, certificates, variances or similar rights necessary to lawfully conduct the Business as presently conducted and own and operate the Purchased Assets.

(nn)        “Person” means an individual, a corporation, a partnership, a limited liability company, an association, an Authority, a trust or any other entity or organization.

(oo)        “Premium” has the meaning specified in Section 2.6.

(pp)        “Purchase Price” has the meaning specified in Section 2.5.

(qq)        “Purchased Assets” has the meaning specified in Section 2.1.

(rr)          “Purchaser” has the meaning specified in the initial paragraph of this Agreement.

(ss)         “Purchaser Indemnified Party” or “Purchaser Indemnified Parties” has the meaning specified in Section 6.1(a).

(tt)          “Retained Liabilities” has the meaning specified in Section 2.4.

(uu)        “Seller” has the meaning specified in the initial paragraph of this Agreement.

(vv)        “Seller Indemnified Party” or “Seller Indemnified Parties” has the meaning specified in Section 6.1(b).

(ww)       “Tax” or “Taxes” means all income, gross receipts, license, employment, payroll, withholding, severance, premium, disability, excise, value-added, accumulated earnings, net worth, alternate or add on minimum, estimated, sales, use, transfer, registration, real property, stamp, environmental (including taxes under Code §59A), personal property, use and occupancy, business and occupation, maritime, mercantile, tariff, duty, capital stock, franchise, gift or estate and all other taxes or fees of any kind, character, nature or description, whether federal, state, local or foreign, and includes interest, penalty or addition thereto and any similar charges in the nature of a tax including unemployment and employment insurance payments and workers compensation premiums, together with any installments with respect thereto and any estimated payments or estimated taxes and whether disputed or not.

(xx)         “Tax Returns” shall mean any return, report, information return or other document (including any related or supporting information) filed or required to be filed with any federal, state, provincial, municipal, local or foreign governmental entity or other Authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws, regulations or administrative requirements relating to any Tax.

(yy)        “Third Party Claim” has the meaning specified in Section 6.2(b).

(zz)         “Transaction Documents” means this Agreement, the Note, the Bill of Sale, the Assignment and Assumption Agreement, the Employment Agreements, the Intellectual Property Assignment and all other documents, certificates and instruments executed and delivered at any Closing.

(aaa)       “Transfer Taxes” has the meaning specified in Section 5.3(c).

1.2         References to Dollars. References to dollars or “$” in this Agreement shall mean United States dollars.

ARTICLE 2.
THE TRANSACTION

2.1         Sale and Purchase of Assets. At the Closing, Seller shall sell, transfer and deliver to Purchaser and Purchaser shall purchase from Seller, all of the assets relating to or used in the Business (other than the Excluded Assets), including, without limitation, the following (collectively, the “Purchased Assets”):

(a)           All machinery, equipment, fixtures, furniture, supplies, tools, dies, jigs, molds, vehicles and other tangible personal property of Seller, wherever located, including, without limitation, the property set forth on Schedule 2.1 (a) (collectively, the “Equipment”);

(b)           All inventory of Seller of any kind, character, nature or description, whatever its description and wherever located (including items in transit), including all finished goods, work-in-process, supplies, raw materials, manufactured and purchased parts, scrap, containers, packaging materials and spares, including the inventory set forth on Schedule 2.1(b) (collectively, the “Inventory”);

(c)           All Intellectual Property owned by Seller and/or used in the Business, including those set forth on Schedule 2.1(c), and all licenses, sublicenses, agreements, or permissions relating to such Intellectual Property;

(d)           All rights to and under leases of Seller relating to Equipment, including all such leases, set forth on Schedule 2.1(d) (collectively, the “Equipment Leases”);

(e)           All rights to and under leases and subleases of Seller relating to real property, as set forth on Schedule 2.1(e) (collectively, the “Leased Real Property”);

(f)           All rights to and under contracts, agreements, indentures, mortgages, instruments, security interests, guaranties or other similar arrangements, whether written or oral, to which Seller is a party or which are used in the Business, including, but limited to, (i) that certain Master License Agreement for the EMS401-043 Drive System between Company and Bajaj Auto Ltd of India, (ii) all confidentiality, employment and noncompete agreements between the Company and any third party, including without limitation the Employment Agreements, and (iii) the other contracts set forth on Schedule 2.1(f) (collectively, the “Contracts”);

(g)          All trade accounts receivable, notes receivable and other receivables of Seller;

(h)          All claims, deposits pursuant to agreements or other arrangements, prepayments, refunds, causes of action, choses in action, rights of recovery, rights of set-off, counterclaims and rights of recoupment, including for past, present or future damages for the breach, infringement or misappropriation of any Purchased Assets;

(i)           All franchises, approvals, Permits, licenses, orders, registrations, certificates, variances and similar rights of or relating to the Business, and any applications for the same;

(j)           All Confidential Information and all copies thereof and all research and development then in process, books, records and other documents of Seller or which relate to the Business, including all books of account, general, financial, accounting records, business records, files, invoices, customers’ and suppliers’ lists, other distribution lists, billing records, sales and promotional literature, blueprints, specifications, material safety data sheets, designs, drawings, operating data and all other data used exclusively in the conduct of the Business, manuals and customer and supplier correspondence and copies of all of the foregoing;

(k)           All telephone and facsimile numbers and post office boxes, used in the Business;

(l)            All credits, prepaid expenses and security deposits relating to the Business;

(m)          All other assets and properties included in Current Assets or used in the Business; and

(n)          All other intangible personal property of Seller related to the Business and all goodwill of the Business.

2.2         Excluded Assets. The following assets of Seller shall not constitute Purchased Assets and shall be retained by Seller (collectively, the “Excluded Assets”):

(a)           Items or accounts of cash, cash deposits with banks or financial institutions, the bank accounts, certificates of deposit, savings and other similar cash or cash equivalents of every kind, character, nature and description;

(b)          Accruals, items or accounts relating to income tax payable and deferred tax, included in non-current liabilities;

(c)           Books and records unrelated to the Business that Seller is required to retain pursuant to any applicable Law, provided that Seller shall provide Purchaser with access to or copies of such books and records as provided in Section 5.2;

(d)          All defenses, rights of set-off and counterclaims arising out of or relating to any of the Retained Liabilities;

(e)           The assets set forth on Schedule 2.2(e).

2.3         Assumption of Liabilities. At the Closing, Purchaser shall specifically assume, pay, perform or otherwise discharge as the same shall become due in accordance with their respective terms, only the Liabilities of Seller (collectively, the “Assumed Liabilities”) as set forth on Schedule 2.3.

2.4         Retained Liabilities. Except for the Assumed Liabilities, Purchaser shall not assume any Liabilities of Seller, whether arising before, on or after the Closing Date, and all such Liabilities (collectively, the “Retained Liabilities”) shall remain the exclusive Liabilities of Seller. Seller shall pay, perform or otherwise discharge, as the same shall become due in accordance with their respective terms, all of the Retained Liabilities.

2.5         Purchase Price. The total purchase price (“Purchase Price”) to be paid by the Purchaser to Seller in full consideration for the sale, assignment, transfer, conveyance and delivery of the Purchased Assets to the Purchaser shall be an amount equal to (a) One Million Dollars ($1,000,000) plus (b) the Assumed Liabilities; subject to adjustment pursuant to Section 2.5(b) below. The Purchaser’s obligation to pay the Purchase Price shall be evidenced by the Purchaser’s promissory note in the aggregate principal amount of One Million Dollars ($1,000,000) less credits (the “Credits”) against the Purchase Price in an amount equal to the sum of (i) the aggregate amount of funds advanced by Purchaser to Seller between August 17, 2006 and the date hereof and as set forth on Schedule 2.5, and (ii) the aggregate amounts of funds received by Seller as deposits for services to be performed under the Assigned Contracts and set forth on Schedule 2.5; and in the form of Exhibit 2.5 hereto (the “Note”), which Note shall bear simple interest at the rate of six percent (6%) per annum and which will be paid solely from the Purchaser’s Gross Revenues actually received pursuant to the terms of the Note. The Credits shall be applied against the payment of principal and interest on the Note in accordance with the terms of the Note.

2.6         Premium.

(a)           In addition to the Purchase Price, if prior to the seventh (7th) anniversary of the Closing Date the Purchaser shall have received sufficient Gross Revenues to require that Purchaser pay the Note in full, the Purchaser shall make additional payments (the “Premium”) each year from the date Purchaser has actually collected such Gross Revenues until the seventh anniversary of the Closing Date as follows: the Purchaser shall make quarterly payments, each in an amount equal to the product of (A) two and one-half percent (2.5%) multiplied by (B) the amount equal to the Gross Revenues accrued in such calendar quarter until the seventh anniversary of the Closing Date.

(b)           The Purchaser shall make the payments of the Premium pursuant to this Section 2.6 to Seller by wire transfer in immediately available funds within forty-five (45) days following the end of each calendar quarter in which the applicable Gross Revenues are actually collected in accordance with instructions provided by Seller to the Purchaser.

2.7         Payment in Full. Purchaser, at any time after the Closing, shall be entitled to terminate its obligation to make further payments under Sections 2.5, 2.6 and the Note by written notice, which notice is accompanied by payment of three million dollars ($3,000,000.00) plus all Note payments and premiums accruing prior to the date of such notice pursuant to the formulae set forth in the Note and/or Section 2.6 and remaining unpaid as of the date of such notice.

2.8         Assignment of Contracts. Set forth on Schedule 2.8(a) are those Contracts that are not assignable without the consent of another Person. To the extent that the assignment of any Contract to be assigned hereunder requires the consent of a third party, this Agreement shall not constitute an assignment of the same if an attempted assignment would constitute a breach thereof.  Seller agrees that it will cooperate with Purchaser to obtain a written consent of any such other party or parties to the assignment of all such Contracts and, if such consent is not obtained, shall be deemed to have delegated the performance of such Contract to Purchaser and assigned to Purchaser the right to receive all revenues and other benefits derived therefrom, in each case as if such Contract had been assigned to Purchaser hereunder. Set forth on Schedule 2.8(b) are those Contracts for which Seller has not obtained the required consent and for which Purchaser shall assume Seller’s obligations thereunder. Purchaser shall be solely responsible for the performance and fulfillment of Seller’s obligations with respect to any Contract set forth on Schedule 2.8(b) as though such Contract has been assigned to Purchaser.

2.9         Closing and Closing Date.  The closing of the sale and purchase of the Purchased Assets (the “Closing”) shall take place as soon as reasonably practicable but in no event later than the third business day following the date on which the shareholders of Seller have approved the Agreement and the transactions contemplated hereby (the “Closing Date”). All transactions which are to take place at the Closing shall be considered to have taken place simultaneously, and no delivery or payment shall be considered to have been made until all the transactions have been completed. Title to, ownership of, control over and risk of loss of the Purchased Assets and the Assumed Liabilities shall pass to Purchaser effective as of 12:01 a.m. on the Closing Date unless expressly provided otherwise herein.

2.10       Deliveries to Purchaser at Closing. At the Closing, Seller shall execute and deliver, or cause to be executed and delivered, the following:

(a)           one or more Secretary’s Certificates in form and substance as set forth on Exhibit 2.10(a), each dated as of the Closing Date.

(b)           the Bill of Sale.

(c)           the Assignment and Assumption Agreement.

(d)           the Assignment of Patents.

(e)           evidence, reasonably satisfactory to the Purchaser, of all consents required under the Contracts.

(f)           evidence, reasonably satisfactory to the Purchaser, of all material licenses, permits, authorizations, consents and approvals of and filings with any Authority, if any, required to be obtained or made in connection with the consummation of the transactions contemplated by this Agreement.

(g)          such consents as may be required for the assignment to Purchaser of the contracts and agreements described in Schedule 2.8(a) hereto.

(h)          any documents, instruments, agreements and certificates as may reasonably be needed to carry out the transactions contemplated by this Agreement and the other Transaction Documents, including such documents, instruments and agreement as the Purchaser may reasonably request in connection therewith.

2.11       Deliveries to Seller at Closing. At the Closing, Purchaser shall execute and deliver, or cause to be executed or delivered, as applicable, the following:

(a)           The Note.

(b)           The Assignment and Assumption Agreement.

(c)           A Secretary’s Certificate in form and substance as set forth on Exhibit 2.11(c), dated as of the Closing Date.

(d)           Evidence, reasonably satisfactory to Seller, of all material licenses, permits, authorizations, consents and approvals of and filings with any Authority, if any, required to be obtained or made in connection with the consummation of the transactions contemplated by this Agreement.

(e)           A certificate from Eric Takamura in form and substance as set forth on Exhibit 2.11(e), dated as of the Closing Date.

2.12      Conditions to Closing.

The Closing and the obligations of the parties to consummate the transactions contemplated by this Agreement shall be subject to: (a) the approval of this Agreement and the transactions contemplated hereby by the shareholders of Seller; and (b) full satisfaction or waiver of any and all obligations of the parties required under this Agreement prior to Closing, including, without limitation full satisfaction of the deliveries required by the parties pursuant to Sections 2.10 and 2.11 and any consents required pursuant to Section 4.2 of this Agreement.

ARTICLE 3.
REPRESENTATIONS AND WARRANTIES
OF SELLER

Seller represents and warrants as follows:

3.1         Organization and Good Standing. Seller is duly organized, validly existing and in good standing under the laws of the State of Delaware.

3.2         Authority and Enforceability. Seller has full power and authority to execute, deliver and perform this Agreement and the other Transaction Documents to which it is a party and the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party by Seller has been duly authorized by all necessary corporate action on the part of Seller. This Agreement and the other Transaction Documents to which it is a party have been duly executed and delivered by Seller and constitutes the valid and legally binding obligations of Seller, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and to general principles of equity, regardless of whether enforcement is sought in a proceeding at law or in equity.

3.3         Brokers. Neither Seller nor its Affiliates have any Liability to pay any fees, expenses, commissions, compensation or costs to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Purchaser or its Affiliates could be liable or obligated.

ARTICLE 4.
REPRESENTATIONS AND WARRANTIES
OF PURCHASER

Purchaser represents and warrants as follows:

4.1         Organization and Good Standing. Purchaser is duly organized, validly existing and in good standing under the laws of the State of Delaware.

4.2         Authority and Enforceability. Purchaser has full power and authority to execute, deliver and perform this Agreement and the other Transaction Documents to which it is a party and the execution, delivery and performance of this Agreement and the other Transaction Documents by Purchaser have been duly authorized by all necessary action on the part of Purchaser. This Agreement and the other Transaction Documents to which it is a party have been duly executed and delivered by Purchaser and constitutes the valid and legally binding obligations of Purchaser, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and to general principles of equity, regardless of whether enforcement is sought in a proceeding at law or in equity. Except as set forth on Schedule 4.2, Purchaser is not required to give any notice to, make any filing with or obtain any authorization, consent or approval of any Authority or Person in order for the parties to consummate the transactions contemplated by this Agreement.

4.3         Noncontravention. To the knowledge of Purchaser, the execution or delivery of this Agreement, the other Transaction Documents, or the consummation of the transactions contemplated by hereby and thereby will not (a) violate any Law to which Purchaser is subject; (b) violate any provision of the organizational or governance documents, as amended, of Purchaser or any resolution adopted by Purchaser’s governing body or applicable ownership group; or (c) conflict with, result in a breach of, constitute a default under, result in the acceleration of, give any Person the right to accelerate, terminate, modify or cancel, or require any notice under, any agreement, contract, license, permit, authorization, instrument or other arrangement to which Purchaser is a party or by which it is bound or to which any of its assets or properties are subject or result in the imposition of a Lien upon any of its assets.

4.4         Financing. Purchaser’s obligations under this Agreement are not in any way contingent upon or otherwise subject to (a) Purchaser’s consummation of any financial arrangements or Purchaser’s obtaining of any financing, or (b) the availability, grant, provision or extension of any credit, loan or financing to Purchaser.

4.5         Brokers. Purchaser or its Affiliates have no Liability to pay any fees, expenses, commissions, compensation or costs to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Seller or its Affiliates could be obligated.

4.6         No Additional Representations or Warranties; Disclaimer Regarding Estimates and Projections; Opportunity to Inspect.

(a)           Purchaser acknowledges that none of Seller or any of its Affiliates or any other Person (i) has made any representation or warranty, express or implied, including any implied representation or warranty as to the condition, merchantability, suitability or fitness for a particular purpose of any of the Purchased Assets, or (ii) has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding Seller or any of its Affiliates, in each case except as expressly set forth in this Agreement or as and to the extent required by this Agreement to be disclosed on any of the Schedules. Purchaser further agrees that none of Seller or any of its Affiliates or any other Person and their respective stockholders, shareholders, members, directors, officers, employees, agents or advisors, will have or be subject to any Liability, except as specifically set forth in this Agreement, to Purchaser or any other Person resulting from the distribution to Purchaser, for Purchaser’s use, of any information, including any offering materials or documentation distributed or any information, document or material made available to Purchaser in expectation of the transactions contemplated by this Agreement other than as set forth in this Agreement.

(b)           Purchaser has received estimates, projections and other forecasts and plans, and Purchaser is familiar with such uncertainties associated with the same. Purchaser takes full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections and forecasts). Accordingly, Purchaser acknowledges and agrees that no representation or warranty with respect to such estimates, projections and other forecasts and plans is being made (including the reasonableness of the assumptions underlying such estimates, projections and forecasts) other than as set forth in this Agreement.

ARTICLE 5.
COVENANTS

The parties agree as follows with respect to the period as of and following the Closing:

5.1         General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties shall use commercially reasonable efforts to take such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request, all at the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefor under Article 6), including, as necessary for Purchaser or Seller, as the case may be, to satisfy its obligations under this Agreement, obtain the benefits contemplated by this Agreement, or for the purpose of assigning, transferring, granting, conveying and confirming to Purchaser, or reducing to possession, any or all property and assets to be conveyed and transferred by this Agreement. If any party to this Agreement shall, following the Closing, have in its possession any property, asset or right which under this Agreement should have been delivered to another party, such party shall promptly deliver such property, asset or right to the other party. Seller agrees, that in the event it receives any proceeds derived from or assets or properties of the Business or otherwise earned by the Business after the Closing Date, it shall promptly transfer such proceeds to Purchaser.

5.2         Post-Closing Cooperation, Access to Information and Retention of Records. From and after the Closing through the later of (i) the anniversary of the date the Note is paid in full or (ii) the ninth (9th) anniversary of the Closing Date, the Purchaser shall:

(a)           deliver to Seller as soon as available after the end of each fiscal year during such time period copies of the audited balance sheet of the Purchaser together with any related statement of income for such fiscal year;

(b)           preserve all books and records of the Purchaser and the Purchaser shall preserve all books and records relating to the Purchased Assets, Seller and the Business received by the Purchaser, and shall not destroy or dispose of any such books and records for a period of the longest of (A) 9 years after the Closing Date, (B) one year after such time the Note is paid in full, or (C) such longer time as may be required by applicable Law, and at any time thereafter prior to destroying or disposing of any such records, the Purchaser shall notify Seller and afford it the opportunity to take or to make copies of any such books and records;

(c)           afford to Seller, and its counsel, accountants and other authorized agents and representatives, at Seller’s expense, during normal business hours, reasonable access to the Employees, books, records and other data relating to the Purchased Assets, Seller, and the Business in its possession with respect to periods prior to the Closing as well as relating to the Purchaser with respect to periods after the Closing, and the right to make copies and extracts therefrom and to discuss the affairs, finances and accounts of Purchaser with its officers, Employees and accountants, to the extent that such access may be reasonably required (A) to facilitate the investigation, litigation or final disposition of any claims which may have been or may be made against Seller or any of its Affiliates, (B) for the preparation of Tax Returns and audits, (C) to confirm compliance with the payment terms of this Agreement and the Note or (D) for any other reasonable business purpose; and

(d)           keep adequate records and books of accounts with respect to periods after the Closing, in which entries will be made in accordance with US GAAP, consistently applied, reflecting all financial transactions of the Purchaser.

5.3         Tax Matters.

(a)           Subject to Section 5.3(c) below, Seller shall be responsible for the preparation and filing of all Tax Returns attributable to ownership or use of the Purchased Assets or the operation of the Business on and through the Closing Date. Seller will be responsible for and make all payments of Taxes attributable to ownership or use of the Purchased Assets or the ownership or operation of the Business on and through the Closing Date.

(b)           Purchaser shall be responsible for the preparation and filing of all Tax Returns attributable to the ownership or use of the Purchased Assets or its operation of the Business after the Closing Date. Purchaser will make all payments of Taxes shown to be due on such Tax Returns.

(c)           All transfer Taxes (“Transfer Taxes”) which may be imposed or assessed as a result of sales, transfers, leases, rentals, licenses, assignments and assumption of the Purchased Assets in connection with the consummation of this Agreement shall be paid one-half by each of Purchaser and Seller.

(d)           In the case of any real or personal property taxes (or other similar Taxes) on the Purchased Assets which require the filing of Tax Returns covering a taxable period beginning before and ending on or before the Closing Date, Purchaser shall prepare such Tax Returns and make all payments required with respect to any such Tax Returns; provided, however, that, to the extent not reflected on the Closing Balance Sheet, Seller shall promptly reimburse Purchaser upon receipt of a copy of the filed Tax Return to the extent of any payment made by Purchaser related to that portion of the taxable period ending on or before the Closing Date, which amount shall be determined and prorated on a per diem basis.

(e)   To the extent relevant to the Business or the Purchased Assets, each party shall (i) provide the other with such assistance as may reasonably be required in connection with the preparation of any Tax Return and the conduct of any audit or other examination by any taxing Authority or in connection with judicial or administrative proceedings relating to any Liability for Taxes; and (ii) retain and provide the other party with all records or other information that may be relevant to the preparation of any Tax Returns, or the conduct of any audit or examination, or other proceeding relating to Taxes.

(f)    Seller, upon request, shall use its reasonable efforts to provide or obtain from any taxing Authority any certificate or other document necessary to mitigate, reduce or eliminate any Taxes (including additions thereto or interest and penalties thereon) that otherwise would be imposed with respect to the transactions contemplated in this Agreement. Purchaser, upon request, shall use its reasonable efforts to provide or obtain from any taxing Authority any certificate or other document necessary to mitigate, reduce or eliminate any Taxes (including additions thereto or interest and penalties thereon) that otherwise would be imposed with respect to the transactions contemplated in this Agreement.

5.4         Insurance. On or after the Closing Date, the Seller and its Affiliates may terminate all insurance policies currently covering the Purchased Assets and the Business, and Purchaser shall have the sole responsibility and obligation to obtain insurance coverage for the Purchased Assets and the Business. Seller, or its Affiliates shall be entitled to receive and retain (a) any insurance refunds or claim payments with respect to Seller relating to periods prior to and including the Closing Date, and (b) any refunds or returns received on and after the Closing Date of prepayments which were made prior to the Closing Date under insurance policies currently covering Seller, in each case, except to the extent set forth on the Closing Balance Sheet. Seller, its Affiliates shall be responsible for any Adverse Consequences that arise out of the termination of such insurance policies, or in connection with the claims or Actions under such insurance policies for events occurring prior to the Closing Date.

5.5         Use of Proceeds. Seller shall use all proceeds received from the Purchase Price and the Premium pursuant to Sections 2.5 and 2.6, respectively, first to pay any and all Retained Liabilities before any other use; provided, however, that at the time of Seller's receipt of any such proceeds, Seller shall have the right to evaluate the Retained Liabilities as to the validity thereof and Seller may take into consideration all defenses Seller may have to the payment of such liabilities, including without limitation, any applicable statutes of limitations.

5.6         Allocation. Following the Closing, Seller and Purchaser shall agree upon an allocation of the total consideration paid by Purchaser under this Agreement among the Purchased Assets in accordance with this Section 5.6 and with the requirements of Section 1060 of the Code. To the extent that disclosures of this allocation are required to be made by Purchaser and Seller under Section 1060 of the Code, or any regulations thereunder, Purchaser and Seller will disclose such reports to the other at least ten (10) days prior to making any such filing. The appropriate parties shall timely file Form 8594 with their U.S. federal income Tax Returns in accordance with such agreement. Purchaser and Seller shall cooperate in providing all necessary information to accurately complete such form or making any other filing. Within 90 days following the Closing Date, Purchaser will prepare an initial allocation and present such allocation to Seller for Seller’ approval, which approval shall not be unreasonably withheld. If Seller approves such allocation or does not object to such allocation within 30 days after receipt thereof, Purchaser’s initial allocation will be final and binding. If Seller objects to Purchaser’s initial allocation by delivering written notice to Purchaser within 30 days after receipt thereof, Purchaser and Seller shall work in good faith to agree on the allocation.

ARTICLE 6.
INDEMNIFICATION

6.1     General Indemnification Obligations.

(a)          Subject to the terms and conditions set forth in this Agreement, Seller shall indemnify and defend Purchaser and its employees, officers, directors, shareholders, agents, representatives and Affiliates (individually a “Purchaser Indemnified Party” and collectively, the “Purchaser Indemnified Parties”) and hold Purchaser Indemnified Parties harmless from and against any and all Adverse Consequences arising out of, resulting from, relating to, in the nature of or caused by:

(i)             Any misrepresentation or breach of any representation or warranty made by Seller in this Agreement;

(ii)            Breach of any covenant or agreement made by Seller in this Agreement;

(iii)           The Excluded Assets; or

(iv)           The Retained Liabilities.

(b)          Purchaser shall indemnify and defend Seller and its employees, officers, directors, shareholders, agents, representatives and Affiliates (individually a “Seller Indemnified Party” and collectively, the “Seller Indemnified Parties”) and hold the Seller Indemnified Parties harmless from and against any and all Adverse Consequences arising out of, resulting from, relating to, in the nature of or caused by:

(i)             Any misrepresentation or breach of any representation, warranty, covenant or agreement made by Purchaser in this Agreement;

(ii)            The Assumed Liabilities; or

(iii)           Liabilities arising on or after the Closing Date relating to Purchaser’s ownership or operation of the Business or the Purchased Assets.

6.2     General Indemnification Procedures.

(a)   In the event that any party to this Agreement or any other Purchaser Indemnified Party or Seller Indemnified Party reasonably believes that such party has a claim with respect to Adverse Consequences for which indemnity may be sought by such party pursuant to this Article 6 (each, a “Claim”), the party indemnified hereunder (the “Indemnified Party”) shall notify Seller or Purchaser, as applicable (the “Indemnifying Party”) by sending written notice of such Claim, to the Indemnifying Party (each such notice, an “Indemnity Notice”). In the case of a Claim involving a third party claim (defined below), an Indemnity Notice shall be given of such Claim within 15 days after the discovery by an Indemnified Party of such Claim against the Indemnifying Party; provided, however, that any delay or failure to notify any Indemnifying Party of any Claim shall not relieve it from any Liability except to the extent that the defense of such action is prejudiced by such delay or failure to notify or promptly notify. Any Indemnity Notice shall, to the extent ascertainable, (i) state (with reasonable specificity) the basis on which indemnification is being asserted, (ii) set forth the amount of Adverse Consequences for which indemnification is being asserted, and (iii) if available, be accompanied by copies of all relevant pleadings, demands and other documentation served on the Indemnified Party.

(b)          In the case of a third party Claim (including Claims relating to Taxes) (each, a “Third Party Claim”), the Indemnified Party shall give the Indemnifying Party the right (i) to control and conduct any proceedings or negotiations in connection therewith and necessary or appropriate to defend the Indemnified Party (provided such are pursued in a professional manner), (ii) to take all other reasonable steps or proceedings to settle or defend any such Third Party Claim, provided that the Indemnifying Party shall not settle any Third Party Claim without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed, and (iii) to employ counsel reasonably acceptable to the Indemnified Party, to contest any such Third Party Claim in the name of the Indemnified Party or otherwise. The Indemnifying Party shall, within 10 days of receipt of an Indemnity Notice of such Third Party Claim (the “Indemnity Notice Period”), give written notice to the Indemnified Party of its intention to assume the defense of such Third Party Claim. If the Indemnifying Party does not deliver to the Indemnified Party within the Indemnity Notice Period written notice that the Indemnifying Party shall assume the defense of any such Third Party Claim, the Indemnified Party may defend against any such Third Party Claim in such manner as it may deem appropriate, at the expense of the Indemnifying Party, and shall have the sole power to direct and control such defense, and the Indemnified Party shall have the authority to resolve or settle such Claim. In the event that the Indemnifying Party does assume the defense of such Third Party Claim as provided above, the Indemnified Party shall have the right to fully participate in such defense (including with counsel of its choice), at its sole expense, and the Indemnifying Party shall reasonably cooperate with the Indemnified Party in connection with such participation, unless there is, under applicable standards of conduct, a conflict on any significant issues between the Indemnifying Party and the Indemnified Party, in which case the reasonable fees and expenses of such counsel shall be at the expense of the Indemnified Party.

(c)           In the event that the Claim does not involve a Third Party Claim, the Indemnifying Party shall within 30 days after the date of receipt of an Indemnity Notice respond in writing to the Indemnified Party (the “Indemnity Response”) and set forth with reasonable specificity those items in the Indemnity Notice to which the Indemnifying Party does not agree as well as the basis upon which such disagreement is founded. Within 30 days following the receipt of the Indemnity Response by the Indemnified Party, representatives of the Indemnifying Party and Indemnified Party shall attempt to resolve through good faith negotiations the applicable indemnification Claims.

6.3     Provision on Indemnification; Credits and Escrow; Exclusive Remedy.

(a)           Any qualification by materiality set forth in any representation or warranty shall be eliminated and not considered for the purposes of determining whether there has been a breach of such representation and warranty and the amount of any Adverse Consequences arising thereunder.

(b)           Except in cases of actual fraud or willful misconduct committed by Seller, any and all amounts owing to Purchaser under this Article 6, shall be recovered from amounts Purchaser previously paid to Seller under this Agreement or any other Transaction Document or as a credit against amounts subsequently payable by Purchaser under this Agreement or any other Transaction Document. In the event of a dispute between the parties concerning the amount of any credits to be applied against amounts subsequently payable by Purchaser, Purchaser shall be entitled to make such subsequent payments into escrow pending final determination of the dispute by the parties, a court of competent jurisdiction over such amounts in dispute, or pursuant to Section 7.7, as applicable

(c)           Each party to this Agreement acknowledges and agrees that such party’s (and all Indemnified Parties’) sole and exclusive remedy with respect to Adverse Consequences and any and all other claims relating to the subject matter of this Agreement and the transactions contemplated by this Agreement (except with respect to the agreements entered into pursuant to this Agreement, which shall be subject to the remedies provided for herein, or except to the extent caused by actual fraud or willful misconduct committed by Seller or Purchaser, as applicable) shall be in accordance with, and limited by, the indemnification provisions set forth in Article 6.

ARTICLE 7.
MISCELLANEOUS

7.1         Confidentiality. The parties and their respective representatives shall keep and maintain the terms of the transactions contemplated by this Agreement and the other Transaction Documents confidential. The parties and their respective representatives shall treat and hold as confidential any and all information, know-how, business or research strategies, materials, data and documents in all forms (whether written or otherwise) relating to the Purchased Assets, Seller or the Business or any party to this Agreement (collectively, the “Confidential Information”); provided, however, the following items shall not constitute Confidential Information: (a) an item that was already available to the general public at the time such item was received; (b) an item that subsequently becomes known to the general public through no fault or omission by any party to this Agreement; (c) an item that is subsequently disclosed by a third party which has the bona fide right to make such disclosure; or (d) an item that is required to be disclosed by applicable Law, or by any Authority or for which disclosure to an Authority is appropriate in the conduct of business. The parties and their respective representatives shall refrain from using any such Confidential Information in any manner or for any purpose not in connection with this Agreement or in any manner or for any purpose detrimental to any party’s interest, and shall upon the failure to consummate the transactions contemplated by this Agreement or the other Transaction Documents, deliver promptly to the applicable party or destroy, at the request and option of such party, all tangible embodiments (including computer records) of such Confidential Information which are in its possession. For purposes of this Section 7.1, only representatives of the parties who have a reasonable need to know may receive or have access to Confidential Information, and then only if all necessary and appropriate measures are taken to protect such Confidential Information. Each party shall also take all necessary and appropriate measures to assure that its representatives who receive or have access to Confidential Information of the other party observe and comply with the provisions of, and the applicable party’s obligations under, this Section 7.1. In any event, each party shall be responsible for any breach of this provision by any of its representatives. In the event that any party to this Agreement is requested or required (by written request for information for documents in any legal proceeding, interrogatories, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, said party shall notify the other parties promptly of the request or requirement so that the nondisclosing party may seek an appropriate protective order or waive compliance with the provisions of this Section 7.1. If, in the absence of a protective order or the receipt of a waiver under this Section 7.1, any party to this Agreement is, on the advice of counsel, compelled to disclose any Confidential Information to any Authority or else stand liable for contempt, said party may disclose the Confidential Information to the Authority; provided, however, that the disclosing party shall use its reasonable efforts to obtain, at the reasonable request of the nondisclosing party, an order or such assurance that confidential treatment shall be accorded to such portion of the Confidential Information required to be disclosed as the nondisclosing party shall designate. Seller recognizes and agrees that all documents and objects containing any Intellectual Property, Confidential Information or proprietary or business information, whether developed by Seller or by someone else for Seller, will after the Closing Date become the exclusive property of Purchaser and its subsidiaries. Notwithstanding the foregoing, nothing in this Section 7.1 shall prohibit Purchaser or its representatives from disclosing Confidential Information to potential financing sources of the Purchaser so long as such financing sources agree to keep any such disclosed Confidential Information confidential from third parties not involved in such potential financing.

7.2         Noncompetition. Except as provided in this Agreement, the other Transaction Documents, and the transaction contemplated hereof and thereof, for a period of two (2) years following the Closing Date, Seller shall not, and Seller shall cause its Affiliates not to, directly or indirectly engage in the Business, or engage in, own, control, or acquire interest in, manage, operate or lend money to, or act as an officer, manager, director, partner, member or joint venturer of, any firm, company, partnership, entity, enterprise or business that competes with the Business anywhere in the world.

7.3         Non-Solicitation of Employees. For a period of two (2) years following the Closing Date, Seller shall not, and shall not permit any of its Affiliates to, encourage, solicit, induce, or attempt to encourage, solicit or induce any Employee, or any Person who is an independent contractor, agent or representative as of the date hereof, of Purchaser (or any of its subsidiaries) or the Business to leave his/her employment (or terminate his/her relationship or devote less than full time efforts) with Purchaser (or any of its subsidiaries) or the Business for any reason, and Seller, shall not, and shall not permit any of its Affiliates to, hire or attempt to hire, for any position with any other business, any Employee, or any Person who is an independent contractor, agent or representative as of the date hereof, with Purchaser (or any of its subsidiaries) or the Business at such time or who has been an Employee, contractor, agent or representative with Purchaser (or any of its subsidiaries) or the Business at any time within 6 months preceding such time; provided, however that Affiliates of Seller shall not be prohibited from employing or otherwise working with any such Person who contacts Seller or its Affiliates in response to general solicitations through the use of media advertisements, professional search firms or otherwise for employment in a business which does not compete with the Business.

7.4         Reasonableness of Restrictions. Each of Seller and Purchaser recognizes that the limitations set forth in Sections 7.1, 7.2 and 7.3 are reasonable and not burdensome, and in the event that such limitations are deemed to be unreasonable by a court of competent jurisdiction, then Seller and Purchaser agree to submit to a modification or reduction of such limitations as such court shall deem reasonable.

7.5         Injunctive Relief. Seller acknowledges that its expertise in the Business is of a special, unique, unusual, extraordinary and intellectual character, which gives such expertise a peculiar value, and that a breach by it of the covenants contained in Sections 7.1, 7.2 or 7.3 cannot be reasonably or adequately compensated in damages in an Action at Law and that such breach will cause Purchaser irreparable injury and damage. Seller further acknowledges that it possesses unique skills, knowledge and ability and that competition in violation of the covenants contained in Sections 7.1, 7.2 or 7.3 would be extremely detrimental to Purchaser. By reason thereof, each of Seller and Purchaser agrees that the other shall be entitled, in addition to any other remedies it may have under this Agreement or otherwise, to temporary, preliminary or permanent injunctive and other equitable relief to prevent or curtail any breach of the covenants contained in Sections 7.1, 7.2 or 7.3, without proof of actual damages that have been or may be caused to Seller or Purchaser, as applicable, by such breach or threatened breach.

7.6         Publicity. No publicity release, announcement or other disclosure to Persons other than the parties to this Agreement or their respective legal, financial and accounting advisors and consultants, brokers, shareholders, stockholders, members, officers, directors or Affiliates concerning this Agreement or the transactions contemplated by this Agreement shall be issued by any party to this Agreement (or its/their representatives or Affiliates) without prior consent to the form and substance thereof by Purchaser (in the case of any proposed release or announcement by Seller or its representatives or Affiliates) or Seller (in the case of any proposed release or announcement by Purchaser or its representatives or Affiliates). Notwithstanding the foregoing, in the event any such press release or announcement is required by Law to be made by the party proposing to issue the same, such party shall use its reasonable efforts to consult in good faith with the other party prior to the issuance of any such press release or announcement.

7.7     Disputes.

(a)           Subject to Section 7.7(b), in the event a dispute shall arise between the parties to this Agreement, it is hereby agreed that the dispute shall be submitted to arbitration in Fairfax County, Virginia in accordance with the American Arbitration Association’s rules applicable to commercial arbitration. The arbitrator’s decision shall be final and binding and judgment may be entered thereon. In the event a party fails to proceed with arbitration, unsuccessfully challenges the arbitrator’s award, or fails to comply with the arbitrator’s award, the other party is entitled of costs of suit including a reasonable attorney’s fee for having to compel arbitration or defend or enforce the award.

(b)           Any dispute regarding any monetary amount calculated pursuant to this Agreement or the Note, including but not limited to the calculation of Gross Revenues or any payment made or to be made under Sections 2.5 or2.6, shall be submitted to an accounting firm mutually acceptable to the parties. Such accounting firm’s decision shall be final and binding upon the parties, except that a party may request that the applicable accounting firm reconsider its initial decision. Seller shall be responsible for all costs and expenses associated with such accounting firm’s investigation and decision regarding such dispute provided that if such accounting firm finally determines that Purchaser has underpaid an obligation by an amount equal to the greater of five percent (5%) of the amount payable by Purchaser for the period under review or Five Thousand Dollars ($5,000), Purchaser shall pay the costs and expenses associated with the accounting firm’s decision.

7.8         Expenses. Except as otherwise set forth in this Agreement, Seller shall be responsible for the payment of all costs and expenses incurred by it or any of its Affiliates in the negotiation and preparation of this Agreement and in closing and carrying out the transactions contemplated by this Agreement and the other Transaction Documents, including all attorneys’ fees, accountants’ fees, broker’s fees or commissions and related costs and expenses. Except as otherwise set forth in this Agreement, Purchaser shall be responsible for the payment of all costs and expenses incurred or to be incurred by Purchaser or any of its Affiliates in the negotiation and preparation of this Agreement and the other Transaction Documents and in closing and carrying out the transactions contemplated by this Agreement, including all attorneys’ fees, accountants’ fees, broker’s fees or commissions and related costs and expenses. Notwithstanding the foregoing, the Purchaser shall be responsible for any fees and expenses incurred by Seller in enforcing its rights under Section 5.2

7.9         Survival. The representations and warranties contained in or made pursuant to this Agreement shall survive the Closing for a period of eighteen (18) months after the Closing Date, except representations and warranties of Seller contained Sections 3.1 (Authority and Enforceability) and 3.3 (Brokers) and warranties of Purchaser contained in Sections 4.2 (Authority and Enforceability) and 4.5 (Brokers) which shall survive forever and the obligation of Seller or Purchaser, as applicable, to indemnify the other for any Adverse Consequences relating to such representations and warranties shall survive without any limitation other than the express duration of the representation or warranty to which it relates, if any.

7.10       Notices. All notices, consents, requests, instructions, approvals, demands and other communications provided for herein shall be validly given, made or served if in writing and delivered personally by hand, by a nationally recognized overnight courier service (i.e., FedEx or United Parcel Service), by United States certified or registered first class mail, postage prepaid with return receipt requested, or by electronic or facsimile transmission. Each such notice, consent, request, instruction, approval, demand or other communication shall be effective if delivered (a) personally by hand or by a nationally recognized overnight courier service, when delivered at the address specified in this Section 7.10; (b) by United States certified or registered first class mail sent to the address specified in this Section 7.10 on the date appearing on the return receipt therefore; or (c) by electronic or facsimile transmission, when such electronic or facsimile transmission is transmitted to the electronic mail address or facsimile transmission number specified in this Section 7.10 and the appropriate confirmation is received. In the event that a party is unable to deliver a notice, consent, request, instruction, approval, demand, or other communication due to the inaccuracy of the address or facsimile transmission number provided by the other party pursuant to this Section 7.10, or the other party’s failure to notify the party of a change of its address or facsimile transmission number as specified pursuant to this Section 7.10, such notice, consent, request, instruction, approval, demand, or other communication shall be deemed to be effective upon confirmation by a nationally recognized overnight courier service of its failure to complete delivery to the other party’s address as set forth in this Section 7.10 (or other address duly given to the party by the other party in accordance with this Section 7.10).

Addresses and facsimile transmission numbers for notices (unless and until written notice is given of any other address or facsimile transmission number):

If to Purchaser, to:

NuGen Mobility
44645 Guilford Drive, Suite 201
Ashburn, VA 20147
Attention: Eric Takamura
Fax: [ ____________________________________ ]
Email: [                                    ]

with a copy to:

Pepper Hamilton LLP
600 Fourteenth Street, NW
Washington, DC 20005-2004
Attention: Steve A. Mandell
Fax: (202) 220-1200
Email: mandells@pepperlaw.com

If to Seller, to:

New Generation Motors Corporation
c/o
Henry, O'Donnell, Dahnke & Walther, P.C.
4103 Chain Bridge Road, Suite 100
Fairfax, Virginia 22030
Attention: Bruce W. Henry
Fax: (703) 273-6884
Email: bwh@henrylaw.com

7.11       Construction. Any reference to any Law shall be deemed to include any amendments thereto, and any successor Law, unless the context otherwise requires. “Including” means “including without limitation” and does not limit the preceding words or terms. The word “or” is used in the inclusive sense of “and/or”. The singular shall include the plural and vice versa. Each word of gender shall include each other word of gender as the context may require. References to “Articles” or “Sections” or “Schedules” or “Exhibits” shall mean Articles or Sections of this Agreement or Schedules or Exhibits attached to this Agreement, unless otherwise expressly indicated. The title of each Article and the headings or titles preceding the text of the Sections are inserted solely for convenience of reference, and shall not constitute a part of this Agreement, nor shall they affect the meaning, construction or effect of this Agreement. The parties have each participated in the negotiation and drafting of this Agreement.

In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

7.12       Entire Agreement. This Agreement, and the other Transaction Documents including the initial paragraph, the recitals to this Agreement and the other Transaction Documents and all Schedules and Exhibits attached to this Agreement, each of which are made a part of this Agreement by this reference, constitutes the entire understanding of the parties, supersedes any prior agreements or understandings, written or oral, between the parties with respect to the subject matter of this Agreement and the other Transaction Documents between Seller and Purchaser and that certain Letter of Intent, dated September 22, 2006, between Seller and Purchaser. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by all of the parties to this Agreement. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

7.13       Invalidity. If any material provision of this Agreement is determined to be unenforceable or otherwise invalid, the remainder of this Agreement, or the application thereof to any person or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each provision of this Agreement shall be valid and enforced to the fullest extent of the law, provided, that the parties in good faith shall negotiate and execute an amendment to this Agreement incorporating a new provision intended to achieve the substantially same result as the unenforceable or otherwise invalid provision.

7.14       Rights of Parties. Nothing in this Agreement, whether express or implied, is intended to confer any benefit, right or remedy under or by reason of this Agreement on any Persons other than the parties to this Agreement and their respective successors and permitted assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or Liability of any other Person to any party to this Agreement, nor shall any provision give any other Person any right of subrogation or action over or against any party to this Agreement.

7.15       Succession and Assignment. This Agreement shall be binding upon, and inure to the benefit of, the parties to this Agreement and their respective representatives, successors and permitted assigns. None of the parties to this Agreement may assign either this Agreement or any of the rights, interests or obligations hereunder without the prior written approval of the other parties. Notwithstanding the foregoing, Purchaser may, without the consent of Seller, assign all of its rights under this Agreement in connection with the assignment of a security interest to any lender of Purchaser, or to any Affiliate of Purchaser, provided that Purchaser remains liable for all of its obligations hereunder.

7.16       Governing Law. This Agreement shall be governed by and construed under the laws of the Commonwealth of Virginia, notwithstanding the conflicts of laws principles of Virginia or any other jurisdiction. Subject to Section 7.7, no suit, action or proceeding with respect to this Agreement may be brought in any court or before any similar authority other than in a court of competent jurisdiction in the Commonwealth of Virginia and the parties hereby submit to the exclusive jurisdiction of such courts for the purpose of such suit, proceeding or judgment. Each of the parties hereto hereby irrevocably waives any right which it may have had to bring such an action in any other court, domestic or foreign, or before any similar domestic or foreign authority and agrees not to claim or plead the same. Each of the parties hereto hereby irrevocably and unconditionally waives trial by jury in any legal action or proceeding in relation to this Agreement and for any counterclaim therein.

7.17       Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument. The parties may execute this Agreement and all other agreements, certificates, instruments and other documents contemplated by this Agreement and exchange on the Closing Date counterparts of such documents by means of facsimile transmission or electronic transmission and the parties agree that the receipt of such executed counterparts shall be binding on such parties and shall be construed as originals. After the Closing the parties shall promptly exchange original versions of this Agreement and all other agreements, certificates, instruments and other documents contemplated by this Agreement that were executed and exchanged by facsimile transmission or electronic transmission pursuant to this Section 7.17.

[The Remainder of This Page Intentionally Left Blank and Signature Page Follows]

Execution Copy

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.
NUGEN MOBILITY

By: /s/ Eric Takamura__________________________
Its: President / CEO___________________________

NEW GENERATION MOTORS CORPORATION

By: /s/ Siamak Harandi________________________
Its: _Secretary_______________________________

Signature page to
Asset Purchase Agreement

Execution Copy

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.
NUGEN MOBILITY

By: _Eric Takamura ________________________________
Its: _/s/ Eric Takamura ______________________________

NEW GENERATION MOTORS CORPORATION

By: ___ ___________________________________________
Its: _______________________________________________

Signature page to
Asset Purchase Agreement

Execution Copy

SCHEDULES

Schedule 1.1(r)	Employees
Schedule 2.1(a) -	Equipment
Schedule 2.1(b) -	Inventory
Schedule 2.1(c) -	Intellectual Property
Schedule 2.1(d) -	Equipment Leases
Schedule 2.1(e)	Leased Real Property
Schedule 2.1(f)	Contracts
Schedule 2.2(e)	Other Excluded Assets
Schedule 2.3	Assumed Liabilities
Schedule 2.5	Credits From Advanced Amounts
Schedule 2.8(a)	Contracts Requiring Consent
Schedule 2.8(b)	Assumed Contract Obligations
Schedule 4.2	Purchaser’s Third Party Consents

EXHIBITS

Exhibit 1.1(e)	Assignment and Assumption Agreement
Exhibit 1.1(f)	Assignment of Patents
Exhibit 1.1(i)	Bill of Sale
Exhibit 2.5	Note
Exhibit 2.10(a)	Seller’s Secretary’s Certificates
Exhibit 2.11(c)	Purchaser Secretary’s Certificate
Exhibit 2.11(e)	Certificate - Eric Takamura

i

Schedule 1.1(r)
Employees

Anthony D’Andrea
Corry Davis
Anubhav Sethi
Eric Takamura
Jeffrey Yambor

Schedule 2.1(a)
Equipment

Item #	Item	Location	Description	Size (LxWxH)	Quantity
1	Desk	Anthony	L-shape	66X75	1
2	Table	Anthony	3 Leg	60x32	1
3	Bookshelf	Anthony	6 shelf wood	3x6'	2
4	Chairs	Anthony	Swival desk		2
5	Monitor	Anthony	Gateway 15”		1
6	White Board	Anthony	White Board	4'x3'	1
7	Eprom Eraser	Anthony	Spectroline PE-140 Ultraviolet		1
8	Assorted Parts	Anthony	Assorted Electronic Parts
9	Bookshelf	Engineering	6 shelf wood	6x3	6
10	Bookshelf	Engineering	3 shelf metel	36"x42"	1
11	Bookshelf	Engineering	3 shelf wood	3'x3'	1
12	Bookshelf	Engineering	5 shelf metal	34x71	1
13	Table	Engineering	wood	6'x2.5'	1
14	Table	Engineering	wood	48"x20"	1
15	Desk	Engineering	L-shape	64x78	4
16	Dividers	Engineering	Cubical Dividers	3'x5.5'	13
17	Stools	Engineering	Metal		2
18	Chairs	Engineering	Swivel		6
19	Chairs	Engineering	Arm Chairs		3
20	File Cabinets	Engineering	4 drawer metal	15"x26x52	1
21	Computer	Engineering	Gateway GP6-333 with ext CDR		5
22	Laptops	Engineering	Gateway Solo (old)		3
23	Unix Workstation	Engineering	SGI 02 R5000		2
24	Unix Workstation	Engineering	SGI 02 R10000 + 8GB & 18GB Ext HD		1
25	Tape Drive	Engineering	Legasys		1
26	Computer	Engineering	Indigo Workstation + ext 4GB HD		1
27	Laptops	Engineering	Dell Inspiron 2200 Mobil Proc (Jeff’s)		1
28	Printer	Engineering	Xerox Docuprint P8 Laser		1
29	Printer	Xerox Room	HP LaserJet 1320n		1
30	Printer	Xerox Room	HP LaserJet 6np		1
31	Fax Machine	Xerox Room	HP OfficeJet 590		1
32	Computer	Xerox Room	Drectwave Tower P133		1
33	Printer	Xerox Room	HP Deskjet 1220c		1
34	Copier	Xerox Room	HP Color Coopier 290		1
35	Printer Hub	Xerox Room	HP JetDirect EX plus		2

36	Lateral File Cabinet	Xerox Room	2 Drawer	36"x28"	3
37	Table Top	Xerox Room	Wood	36x19	1
38	Table Top	Xerox Room	Wood	72"x19"	1
39	Network Box	Xerox Room	Cabinet	23.5"x23.5x20"	1
40	Office Router	Xerox Room	Belken 2.4 Ghz Wireless		1
41	Office Router	Xerox Room	Lucent Technologies, ISDN		1
42	Hub	Xerox Room	10baseT, Unicom		1
43	Switch	Xerox Room	Bay Networks, Baystack 350-hd Auto-sense		1
44	Lateral File Cabinet	Xerox Room	2 shelf wood	36"x29"x20"	1
45	Cabinet Furniture	Nabie Office	Wood Split open drawer and file	6'x3'	1
46	Cabinet Furniture	Nabie Office	Desk-Cabinet	6x6'x20"	1
47	Computer	Nabie Office	Tower - Power Max 8100-80		1
48	File Cabinets	Nabie Office	Metal	15x26x52	1
49	Workstation	Nabie Office	Gateway GP6-350 P2
50	Desk	Nabie Office	L-shape	72"x83"	1
51	Luggage Carrier	Nabie Office	Wheel rack		1
52	Chairs	Nabie Office	Swivel		1
53	Chairs	Nabie Office	Arm Chairs		1
54	Bookshelf	Nabie Ext	6 shelf wood	6x3	1
55	Desk	Nabie Ext	L-shape	64x78	1
56	keyboards	Nabie Ext	Gateway		2
57	mouse	Nabie Ext	Mouse		2
58	Chairs	Lobby	Arm Chairs		2
59	Table	Lobby	Wood End Table	24x24x18	1
60	Desk	VP Office	L-shape	72"x83"	1
61	Cabinet Furniture	VP Office	Desk-Cabinet	6x6'x20"	1
62	Round Table	VP Office	Wood	42"	1
63	Workstation	VP Office	Gateway GP6-333 no Network or RAM		1
64	Combind	VP Office	GPC Combind c100		1
65	Chairs	VP Office	Swivel		1
66	Chairs	VP Office	Arm Chairs		2
67	Printer	VP Office	Cannon Color bubblejet 1450 (in box)		1

68	Surge Tester	Shop	Baker Model D3R	1
69	Band Saw	Shop	Victor Model DCM-6	1
70	Belt Sander	Shop	Wilton Model 4300	1
71	Bench Grinder	Shop	Baldor Cat# 623E	1
72	Portable HiPot Tester	Shop	Yokogawa M&C Corp 2426A	1
73	CMM Machin	Shop	Brown & Sharpe MFG Co Gage 2000	1
74	MCRT Non-Contact TorqueMeter	Shop	S. Himmelstein & Co Model 2904TC (5-3)FA 10,000 rpm 5,000 lb-in	1
75	MCRT Non-Contact TorqueMeter	Shop	S. Himmelstein & Co Model 2803TC (1-3) 8,500 rpm 1000 lb-in	1
76	MCRT Non-Contact TorqueMeter	Shop	S. Himmelstein & Co Model 2801TC (2-2) 15,000 rpm 200 lb-in	1
77	MCRT Non-Contact TorqueMeter	Shop	S. Himmelstein & Co Model 2904TC (1-4)FZ 10,000 rpm 10,000 lb-in	1
78	Drill Press	Shop	TradesMan Model 8055S	1
79	Hydraulic Press Brake	Shop	Guifil Model PE 6-16	1
80	Hydraulic Shear	Shop	Guifil Model GH 415	1
81	Soldering/Desoldering	Shop	Sensatemp PacMBT250 3 Iron Station and assorted tips	1
82	Soldering Station	Shop	MetCal MN# MX-500P-11 2 Iron Station	1
83	Circuit Boart Clamps	Shop	Panavis 14” Span	2
84	Circuit Board Clamps	Shop	Assorted Generic Vise Clamps	3
85	Specity Tools	Shop	Bending FETS	3
86	ESD Montitor	Shop	3m Work Station Monitor	1
87	Mini Arbor Press	Shop	Panavise	1
88	Mini Charge	Shop	Interstate Battery	1
89	Charger	Shop	Milwakee Charger (screw driver)	1
90	Soldering station	Shop	Weller M# WES50	1
91	Soldering Station	Shop	METCAL MN# SP44	1
92	Punch Clock	Shop	Lathem (Time Card)	1
93	Hydraulic Motor	Shop	Motor/Pump	1
94	Workstation	Shop	HP Pavilion 6635	1
95	Scanner	Shop	Microtek 36-bit color Scanmaker X6 with filmstrip scanning adaptor	1

96	Air Dryer	Shop	Aero A-10/F-/10/20-1 (with CMM)		1
97	Table	Shop	Metal Base for CMM 34"x34"x29		1
98	Workbenches	Shop	Wood top lighted electric assy tables	6'x32x34.5	2
99	Workbenches	Shop	Table	6'x29.5x29.5	1
100	Shelves	Shop	Plastic	16x16x32	1
101	First-Aid Kits	Shop	Wall Mount		2
102	Desk	Shop	Wood	4'x29.5x29.5	1
103	Tool Box	Shop	3 Section red rollaround toolbox (Electronics Supplies)		1
104	Power Supply	Shop	Sorenson DCR160-30T		1
105	Oscilloscope	Shop	HP 54645D 100 Mhz 2+16CH		1
106	Multimeter	Shop	Fluke 87		1
107	Soldering Station	Shop	Weller WCC100		1
108	Laptops	Shop	Toshiba Satellite (Broken Monitor)		1
109	Monitor	Shop	MAG 15” CRT		1
110	DMM-Scope	Shop	Tekronix Tekscope THS720STD		1
111	DC Power Supply	Shop	BK Precision 1715	w	1
112	Dynamometer	Shop	Internally Built for testing motors		2
113	Controller Test Bench	Shop	Internally Built for calibrating controllers		1
114	All hand tools	Various
115	All prototypes	Various

Schedule 2.1(b)
Inventory

Please see attached.

Schedule 2.1(c)
Intellectual Property

Item #	U.S. Patent #	Title	Note
1	6,348,751 B1	“Electric Motor with active hysteresisbased control of winding currents and/or having an efficient stator winding arrangement and/or adjustable air gap"
2	6,137,203	“Electric Motor with active hysteresisbased control of winding currents and/or having an efficient stator winding arrangement and/or adjustable air gap"
3	6975082 B2	Variable Speed Drive with a synchronous motor"	Assignment is incorrect and NGM must help to get correct if necessary
4	PCT filing of patent above	(PCT filed also but no number)
5	PCT 822/MUM/2003	Compact Drive system for Electrically operated road vehicle	Co-Owned with Bajaj Auto Ltd.

All Intellectual Property, if any, embodied in the following:
PRODUCTS
1	EMS401-043	48V Integrated Motor and Controller
2	EMS401-083	84V Integrated Motor and Controller
3	MSF215	Motor, Single sided fixed Gap with a 215mm O.D. Stator
4	MSF240	Motor, Single sided fixed Gap with a 240mm O.D. Stator
5	MDF375	Motor, Dual sided Fixed Gap with a 375mm O.D. Stator
6	SCM150	Motor, “Solar Car”, Single sided variable Gap with a 260mm O.D. Stator
7	M401	Motor, Single sided with a 240mm O.D. Stator in casted housing
8	EVC200-042	Controller, 48V 200 Series Logic
9	EVC200-092	Controller, 96V 200 Series Logic
10	EVC200-144	Controller, 144V 200 Series Logic
11	EVC200-266	Controller, 312V 200 Series Logic
12	EVC402-092	Controller, 96V 402 Series Logic
13	EVC400-043	Controller, 48V 400 Series Logic
14	EVC401-043	Controller, 48V 401 Series Logic
15	VCM440	Small Vehicle Control Module, 440 Series Logic

Schedule 2.1(d)
Equipment Leases

None.

Exhibit 2.1(e)
Leased Real Property

None.

Schedule 2.1(f)
Contracts

Item #	Company	Title	Note
1	Bajaj Auto Ltd of India	Master License Agreement for the EMS401-043 Drive System
2	Harlan Global	Supply of EMS401-103 for use as a Generator	No contract just MOU
3	Prairie View A&M Univ.	Sales Order 000677	$6300 deposit received
4	The Univ. of Arizona	Sales Order 000727	$1,850 deposit/credit received
5	The Univ. of Ontario Institute of Tech.	Sales Order 000741	$3,525 remaining deposit received
6	Choctaw Tribal Schools	Sales Order 000743 to 00746	$23,880 deposit received
7	Stanford Univ.	Sales Order 000749	$5,500 deposit received
8	Universidad Simon Bolivar	Sales Order 000750	$3,590 deposit received
9	Principia College	Sales Order 000751	$2,800 deposit received
10	Atilim Univ, Turkey	Sales Order 000754	$42,610 deposit received
11	Solar Car Univ. of Twente	Sales Order 000756	$4,992.50 deposit received
12	Principia College	Sales Order 000757	$6,000 deposit received
13	Choctaw Tribal Schools	Sales Order 000755	$36.00 deposit received
All Open Pos that may exist at time of closing provided any deposits received are applied

Contracts or Negotiations in process
	DRS-TEM	Supply of Electric Rocket Launcher system
	Timken	License of variable gap technology
	Mahindra & Mahindra of India	Design and development of a drive system for a Hybrid application
	Sikor of Thailand	Source and supply of drive systems for 4 wheel LEV and scooter application

Schedule 2.2(e)
Other Excluded Assets

None.

Schedule 2.3
Assumed Liabilities

			Amount/Principal
1	Jardine Capital Corporation	Bridge Loan	$187,500.00
2	Four M International	Bridge Loan	$62,500.00
4	ICICI Bank Limited	TDC/11391 Conditional Grant Agreement, October 30, 2001	$700,000.00
5	ICICI Bank Limited	TDC/5668 Foreign Currency Facility Agreement , March 3, 2003 in Conditional Agreement format	$500,000.00
6	Electric Motion Systems	Promissory note dated May 2, 20006	$22,000.00
7	Electric Motion Systems	Promissory note dated May 22, 2006	$22,000.00
8	Eric Takamura	Promissory note	$79,695.00
9	Eric Takamura	Back Interest Owed on Promissory Note	$9,850.30
10	Eric Takamura	Back Salary equivalent to 44 pay periods	$126,923.08
		Federal Tax and FICA responsibility of back salary	$9,709.62

		Total:	$1,720,178.00

Schedule 2.5
Credits From Advanced Amounts

DATE	DESCRIPTION	AMOUNT

8/18/2006	Operational Loan	$3,000.00
8/25/2006	Operational Loan	$2,500.00
9/8/2006	Operational Loan	$28,000.00
9/11/2006	Operational Loan	$8,000.00
9/22/2006	Operational Loan	$35,000.00
10/2/2006	Operational Loan	$9,500.00
10/3/2006	Operational Loan (Directors Acct)	$21,000.00
10/19/2006	Operational Loan	$13,000.00
11/3/2006	Operational Loan	$19,000.00
11/16/2006	Operational Loan	$12,000.00
12/1/2006	Operational Loan	$52,000.00
12/15/2006	Operational Loan	$15,000.00
12/29/2006	Operational Loan	$22,000.00
1/12/07	Operational Loan	$19,000.00
1/29/07	Operational Loan	$14,741.32
	Sub-Total	$273,741.32

CREDIT DUE TO DEPOSITS NGM RECEIVED

year 2005	Prairie View (SO 677)	$6,300.00
10/5/2006	Univ. of Arizona (SO 727)	$1,850.00
7/21/2006-8/30/06	Durham (Ontario)	$3,525.00
10/3/2006	Choctaw (SO 743)	$12,000.00
10/3/2006	Choctaw (SO 744-756)	$11,880.00
11/29/2006	Universidad Simon Bolivar (SO750)	$3,590.00
12/1/2006	Stanford University	$5,500.00
12/29/06	Principia (SO 751)	$2,800.00
2/6/07	Turkey (SO 754)	$42,610.0
2/14/07	SC U. Twente (SO 756)	$4,992.50
2/19/07	Principia (SO 757)	$6,000.00
	Choctaw (SO 755)	$36.00
	Sub-Total	$101,083.50

CIT GUILFORD DRIVE	$29,067.60

TOTAL CREDIT	$ 403,892.42

Schedule 2.8(a)
Contracts Requiring Consent

Bajaj Auto Ltd of India	Master License Agreement for the EMS401-043 Drive System
Anthony D’Andrea Corry Davis Anubhav Sethi Eric Takamura Jeffrey Yambor	Employee Secrecy, Invention, & Non-Competition Agreements

Schedule 2.8(b)
Assumed Contract Obligations

Obligations of contracts and sales orders listed in Schedule 2.1(f) from the Closing Date, conditioned upon treating as “advanced amounts” to be credited against payments under the Note any deposits received.

Schedule 4.2
Purchaser’s Third Party Consents

Bajaj Auto Ltd of India	Master License Agreement for the EMS401-043 Drive System
Jardine Capital Corporation	Bridge Loan
Four M International	Bridge Loan
ICICI Bank Limited	TDC/11391 Conditional Grant & TDC/5668 Foreign Currency Facility Agreement
Electric Motion Systems	Promissory notes dated May 2, 2006 & May 22, 2006

Exhibit 1.1(e)

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION Agreement (this “Agreement”) is made on this ___ day of August 2007 between New Generation Motors Corporation, a Delaware corporation (“Seller”), and NuGen Mobility Inc., a Delaware corporation (“Purchaser”).

Background

Pursuant to that certain Asset Purchase Agreement, dated the date of this Agreement, among Purchaser, and Seller (the “Purchase Agreement”), among other things, Seller has agreed to assign and delegate to Purchaser and Purchaser has agreed to assume certain obligations of Seller, all as more fully described in Section 2.3 of the Purchase Agreement and the related schedules thereto. This Agreement is being executed and delivered in connection with, and as a condition to, the consummation of the transactions contemplated by the Agreement.

IN CONSIDERATION of the purchase price provided for in the Purchase Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, Seller and Purchaser hereby agree as follows:

1.   Certain Defined Terms. Unless otherwise defined in this Agreement, capitalized terms used in this Agreement shall have the respective meanings ascribed to such terms in the Purchase Agreement.

2.   Assignment and Delegation. Seller hereby assigns to Purchaser all of Seller’s right, title and interest in and to the Assumed Liabilities set forth in Section 2.3 of the Purchase Agreement and the related schedules thereto and hereby delegates to Purchaser all of such Assumed Liabilities, in the manner and to the extent provided in the Purchase Agreement.

3.   Assumption. Purchaser hereby accepts the foregoing assignment and delegation and hereby undertakes, assumes, agrees to perform and otherwise pay, satisfy and discharge all of such Assumed Liabilities from and after the date of this Agreement and in the manner and to the extent provided in the Purchase Agreement. Purchaser shall, in assuming the Assumed Liabilities, be fully subrogated to each and every right of Seller with respect thereto to the fullest extent permitted by law. Notwithstanding and without derogation to the foregoing, Purchaser does not and will not assume or become obligated to pay or perform any of the Retained Liabilities, all of which shall be retained, paid, performed, discharged and satisfied by Seller.

4.   Survival. Neither the making nor the acceptance of this Agreement shall restrict, impair, reduce, expand or otherwise modify the terms of the Purchase Agreement or constitute a waiver or release by Seller or Purchaser of any liabilities, duties or obligations imposed upon either of them by the terms of the Purchase Agreement including, without limitation, the representations and warranties and other provisions thereof.

5.   Governing Law; Jurisdiction and Venue. This Agreement shall be governed and construed in accordance with the laws of the Commonwealth of Virginia notwithstanding conflict or choice of laws principles of Virginia or any other jurisdiction.

Exhibit 1.1(e)

6.   Binding Agreement. This Agreement shall be binding upon, and shall inure to the benefit of, the successors and assigns of Purchaser and Seller.

7.  Counterparts; Amendment. This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same instrument. This Agreement cannot be amended without a writing signed by each Purchaser and Seller.

[Signature Page Follows]

IN WITNESS WHEREOF, each of Purchaser and Seller have caused their respective duly authorized representatives to execute this Agreement as of the date first written above.

PURCHASER:
NuGen Mobility Inc.
By: ________________________________
Name: Eric Takamura
Title: President
SELLER:
New Generation Motors Corporation
By: _______________________________
Name: _____________________________
Title: ______________________________

[Signature Page for Assignment and Assumption Agreement]

Exhibit 1.1(f)

ASSIGNMENT OF PATENTS

THIS ASSIGNMENT OF PATENTS (the “Assignment”) is made and entered into this ______ day of August 2007, by New Generation Motors Corporation, a Delaware corporation (“Assignor”), in favor of NuGen Mobility, a Delaware corporation (“Assignee”).

WHEREAS, Assignor owns the United States patents and patent applications identified and set forth in Exhibit A attached hereto (collectively, the “Patents”), together with all foreign counterparts thereto; and

WHEREAS, pursuant to a certain Asset Purchase Agreement between Assignor and Assignee, dated as of July 13, 2007, as such agreement may be amended (the “Agreement”), Assignor agreed to assign to Assignee its entire right, title and interest in and to the Patents.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor hereby sells, assigns, transfers and delivers to Assignee the entire right, title and interest of Assignor in and to the Patents.

Assignor hereby authorizes and requests the United States Commissioner of Patents and Trademarks to record Assignee as the owner of, and to issue in accordance with this instrument, all of the Patents.

This instrument shall inure to the benefit of Assignee and its successors and assigns and shall be binding upon Assignor and its successors and assigns.

IN WITNESS WHEREOF, Assignor has duly executed this Assignment as of the date first above written.

New Generation Motors Corporation, a Delaware
corporation
_____________________________
Title: ________________________

ACKNOWLEDGMENT

STATE OF _________________)
: SS
COUNTY OF _______________)

_______________________, being duly sworn, says that he is the _______________ of New Generation Motors Corporation, a Delaware corporation, the corporation which has executed the foregoing instrument, and acknowledges that he did sign said instrument on behalf of said corporation and by authority of its Board of Directors, and that said instrument is his free act and deed as such officer and the free and corporate act of New Generation Motors Corporation.

Sworn to before me and subscribed in my presence this ____ day of ______, 2007.

NOTARY PUBLIC: _________________________

EXHIBIT A

U.S. Patent #	Title
6,348,751 B1	“Electric Motor with active hysteresis-based control of winding currents and/or having an efficient stator winding arrangement and/or adjustable air gap"
6,137,203	“Electric Motor with active hysteresis-based control of winding currents and/or having an efficient stator winding arrangement and/or adjustable air gap"
6975082 B2	Variable Speed Drive with a synchronous motor"
PCT filing of patent above	(PCT filed also but no number)
PCT 822/MUM/2003	Compact Drive system for Electrically operated road vehicle

Exhibit 1.1(i)

BILL OF SALE

BE IT KNOWN TO ALL BY THESE PRESENTS that New Generation Motors Corporation, a Delaware corporation (“Seller”), pursuant to that certain Asset Purchase Agreement, dated the date hereof, among NuGen Mobility Inc., a Delaware corporation (“Purchaser”), and Seller (the “Agreement”), and for good and valuable consideration, including, without limitation, the purchase price described in the Agreement, the receipt and sufficiency of which is hereby acknowledged, does hereby sell, transfer, assign and deliver to Purchaser, its successors and assigns, to have and to hold forever, and Purchaser does hereby purchase, acquire and accept from Seller, all of Seller’s right, title and interest in and to the Purchased Assets described in Section 2.1 of the Agreement and the related schedules thereto in the manner and to the extent provided in the Agreement. Unless otherwise defined in this Bill of Sale, capitalized terms used in this Bill of Sale shall have the respective meanings ascribed to such terms in the Agreement.

Neither the making nor the acceptance of this Bill of Sale shall restrict, impair, reduce, expand or otherwise modify the terms of the Agreement or constitute a waiver or release by Seller or Purchaser of any liabilities, duties or obligations imposed upon any of them by the terms of the Agreement including, without limitation, the representations and warranties and other provisions thereof.

This Bill of Sale is binding on Seller, and its successors and assigns, and will inure to the benefit of Purchaser, its successors and assigns, and shall be construed and enforced in accordance with the laws of the Commonwealth of Virginia without regard to the conflict or choice of laws principles of Virginia or any other jurisdiction.

This Bill of Sale may be executed in one or more counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same instrument. This Bill of Sale cannot be amended without a writing signed by each of Purchaser and Seller.

[Signature Page Follows]

IN WITNESS WHEREOF, Seller and Purchaser have caused their respective duly authorized representative to execute this Bill of Sale as of the ____ day of August 2007.

PURCHASER:
NuGen Mobility Inc.
By: ________________________________
Name: Eric Takamura
Title: President
SELLER:
New Generation Motors Corporation
By: _______________________________
Name: _____________________________
Title: ______________________________

[Signature Page for Bill of Sale]

Exhibit 2.5

PROMISSORY NOTE

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF ANY EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN EXEMPTION THEREFROM UNDER THE ACT, THE RULES AND REGULATIONS THEREUNDER AND APPLICABLE STATE LAWS.

Issue Date: ___________, 2007                                                                                                           Original Principal Amount: $1,000,000

FOR VALUE RECEIVED, NuGen Mobility, a Delaware corporation with its principal place of business at _______________________________________________ (“Maker”), hereby promises to pay to the order of New Generation Motors Corporation, a Delaware corporation with its executive offices at 44645 Guilford Drive, Suite 201, Ashburn, Virginia 20147 (“Holder”) (or such other address as Holder may specify by written notice to Maker), the principal amount of One Million Dollars ($1,000,000), together with simple interest thereon until paid in full at the rate of six percent (6%) per annum.

1.   Payment of Principal and Interest. Payments of principal plus interest on the unpaid principal balance of this Promissory Note (the “Note”) outstanding from time to time shall be payable in accordance with the following:

(a)             Schedule of Payments. Subject to Section 1(b), Maker shall make payments on the Note pursuant to the following schedule:

(i)            Beginning in the second full quarter following the Closing Date, Maker shall make quarterly payments on the Note, each in an amount equal to the product of (A) twohundredths (.02) multiplied by (B) the amount equal to the Gross Revenues earned in such calendar quarter during the remainder of calendar year 2007;

(ii)           Maker shall make quarterly payments on the Note, each in an amount equal to the product of (A) three-hundredths (.03) multiplied by (B) the amount equal to the Gross Revenues earned in such calendar quarter during calendar year 2008;

(iii)            Maker shall make quarterly payments on the Note, each in an amount equal to the product of (A) four-hundredths (.04) multiplied by (B) the amount equal to the Gross Revenues earned in such calendar quarter during calendar year 2009;

(iv)            Maker shall make quarterly payments on the Note, each in an amount equal to the product of (A) five-hundredths (.05) multiplied by (B) the amount equal to the Gross Revenues earned in such calendar quarter during calendar year 2010;

(v)            Maker shall make quarterly payments on the Note, each in an amount equal to the product of (A) six-hundredths (.06) multiplied by (B) the amount equal to the Gross Revenues earned in such calendar quarter during calendar year 2011 and subsequent calendar years thereafter until the final payment in full of any remaining outstanding principal and interest under the Note.

(b)             Minimum Amounts. Notwithstanding anything to the contrary in Section 1(a), Maker shall pay a minimum of $7,500 to Holder every quarter during each calendar year in which payments to Holder could be required under Section 1(a) of this Note; provided that to the extent any such amounts paid pursuant to this Section 1(b) exceed the amount that would otherwise be due under this Note, such amounts paid pursuant to this Section 1(b) shall be treated as an advance against amounts payable pursuant to Section 1(a) in respect of subsequent calendar quarters.

(c)             Timing for Payments. Maker’s payments under this Note shall be due and payable on a quarterly basis within forty-five (45) days following the end of the calendar quarter in which Maker receives the applicable Gross Proceeds.

(d)           Application of Credits and Payments.

(i)           The Credits, as that term is defined in the Purchase Agreement, shall be applied to the Maker’s first payment under this Note and any and all subsequent payments until such time as the aggregate amount of the Credits have been credited against payments under this Note.

(ii)           In determining the amount of interest payable under the Note, the amount of principle outstanding to be used in making such determination shall be reduced by the amount of any applicable Credits outstanding.

(iii)           Notwithstanding anything to the contrary in this Section 1, all payments made pursuant to this Section 1 shall be applied first to earned interest and second to the outstanding principal under the Note and, to the extent of any amount of Credits outstanding, as if no amount of the Credits shall have been applied to such payments.
(e)           Prepayment. This Note may be prepaid at any time, without premium or penalty, in whole or in part. Any prepayment of principal shall be accompanied by a payment of earned and unpaid interest in respect of the principal being prepaid.

(f)           Definition of Gross Revenues. “Gross Revenues” means the aggregate amount of (i) all fees and other revenue that Purchaser actually receives from any source following the Closing Date, (ii) the then-current fair market value of (x) the Purchased Assets, or (y) the Business (as a going concern) or portion thereof sold or otherwise transferred to an Affiliate of Purchaser and/or Eric Takamura, and (iii) the proceeds from the sale or other disposition by Purchaser to any other third party of all or any portion of (x) the Purchased Assets and/or (y) the Business as a going concern following the Closing Date

2.           Default and Acceleration Provisions.

(a)           Repayment of all principal and interest under this Note will be accelerated and shall be immediately due in full at the election of Holder by notice in writing to Maker in the event (an “Event of Default”) Maker shall (i) fail to make any payment due under this note, which failure continues for a period of ten (10) days following Holder’ notice thereof, (ii) apply for or consent to the appointment of a receiver, trustee or liquidator of Maker or any of its property, (iii) admit in writing its general inability to pay its debts as they mature, (iv) make a general assignment for the benefit of creditors, (v) commence a voluntary case under the federal bankruptcy laws or file a petition or answer seeking reorganization or an arrangement with creditors to take advantage of any other bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation law or statute, or file an answer admitting the material allegations of a petition filed against it in any proceeding under any such law, or (vi) take corporate action for the purpose of effecting any of the foregoing; or an order, judgment or decree shall be entered, without the application, approval or consent of Maker, by any court of competent jurisdiction, approving a petition seeking reorganization of Maker or of all or a substantial part of the assets of Maker and such order, judgment or decree shall continue unstayed and in effect for a period of sixty (60) days.

(b)           In the case of any Event of Default, Maker shall pay, on demand, all costs of enforcement and collection of this Note incurred by Holder, including but not limited to reasonable attorneys’ fees, disbursements and court costs. The liability of Maker hereunder shall be unconditional and shall not be in any manner affected by and right of setoff of Maker or any indulgence whatsoever granted or consented to by Holder, including, without limitation, any extension of time, renewal, waiver or other modification.

3.           Rights and Remedies. Upon the occurrence of an Event of Default and at any time thereafter, Holder shall have the rights and remedies provided herein and under applicable law.

4.           Miscellaneous.

(a)           This Note may not be amended, modified or supplemented without the express written consent of Holder and Maker. The failure by Holder to exercise any right hereunder shall not be construed as a waiver of the right to exercise the same or any other right at any time and from time to time thereafter. This Note may not be changed or terminated orally or by estoppel or waiver or by any alleged oral modification regardless of any claimed partial performance referable thereto.

(b)           None of the obligations of Maker under this Note may be assigned without the prior written consent of Holder, and any purported assignment made without such consent shall be void. The provisions of this Note shall be binding upon and shall inure to the benefit of the parties hereto and their respective permitted transferees, successors and assigns (each of which transferees, successors and permitted assigns shall be deemed to be a party hereto for all purposes hereof).

(c)           Maker hereby waives presentment, notice of dishonor, protest and notice of protest, and any or all other notices or demands in connection with the delivery, acceptance, performance, default, endorsement or guarantee of this Note.

(d)           All notices, consents, requests, instructions, approvals, demands and other communications provided for herein shall be validly given, made or served if in writing and delivered personally by hand, by a nationally recognized overnight courier service (i.e., FedEx or United Parcel Service), by United States certified or registered first class mail, postage prepaid with return receipt requested, or by electronic or facsimile transmission. Each such notice, consent, request, instruction, approval, demand or other communication shall be effective if delivered (a) personally by hand or by a nationally recognized overnight courier service, when delivered at the address specified in this Section 4(d); (b) by United States certified or registered first class mail sent to the address specified in this Section 4(d) on the date appearing on the return receipt therefore; or (c) by electronic or facsimile transmission, when such electronic or facsimile transmission is transmitted to the electronic mail address or facsimile transmission number specified in this Section 4(d) and the appropriate confirmation is received. In the event that a party is unable to deliver a notice, consent, request, instruction, approval, demand, or other communication due to the inaccuracy of the address or facsimile transmission number provided by the other party pursuant to this Section 4(d), or the other party’s failure to notify the party of a change of its address or facsimile transmission number as specified pursuant to this Section 4(d), such notice, consent, request, instruction, approval, demand, or other communication shall be deemed to be effective upon confirmation by a nationally recognized overnight courier service of its failure to complete delivery to the other party’s address as set forth in this Section 4(d) (or other address duly given to the party by the other party in accordance with this Section 4(d)).

Addresses and facsimile transmission numbers for notices (unless and until written notice is given of any other address or facsimile transmission number):

If to Maker, to:

[NuGen Mobility]
[Address]
[Address]
Attention: [Eric Takamura]
Fax: [ ________________________________ ]
Email: [                                 ]

with a copy to:

Pepper Hamilton LLP
600 Fourteenth Street, NW
Washington, DC 20005-2004
Attention: Steve A. Mandell
Fax: (202) 220-1200
Email: mandells@pepperlaw.com

If to Holder, to:

New Generation Motors Corporation
c/o Henry, O'Donnell, Dahnke & Walther, P.C.
4103 Chain Bridge Road, Suite 100
Fairfax, Virginia 22030
Attention: Bruce W. Henry
Fax: (703) 273-6884
Email: bwh@henrylaw.com

(e)           This Note shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia applicable to instruments made and to be performed wholly within Virginia. If any provision of this Note is held to be illegal or unenforceable for any reason whatsoever, such illegality or unenforceability shall not affect the validity of any other provision hereof.

(f)           IN ANY ACTION, SUIT OR PROCEEDING IN RESPECT OF OR ARISING OUT OF THIS NOTE, MAKER WAIVES TRIAL BY JURY AND ANY OBJECTION BASED ON FORUM NON CONVENIENS OR VENUE.

IN WITNESS WHEREOF, Maker has duly executed and delivered this Note as of the day and year first above written.

NUGEN MOBILITY

By: _____________________________
Name:
Title:

Exhibit 2.10(a)

NEW GENERATION MOTORS CORPORATION

Secretary’s Certificate and Certificate of Incumbency

The undersigned hereby certifies that he is the duly elected, qualified and acting Secretary of New Generation Motors Corporation, a Delaware corporation (the “Company”), and, on behalf of the Company (and not in an individual capacity), pursuant to and in connection with the Asset Purchase Agreement (the “Agreement”) dated as of July 13, 2007, by and among the Company, and NuGen Mobility Inc., a Delaware corporation, further certifies as follows:

1.           Attached hereto as Exhibit A is a true, complete and correct copy of the Certificate of Incorporation of the Company, as amended to date;

2.           Attached hereto as Exhibit B is a long form good standing certificate as of a recent date by the Secretary of State of Delaware;

3.           Attached hereto as Exhibit C is a true, complete and correct copy of the Bylaws of the Company, as in effect on this date;

4.           Attached hereto as Exhibit D-1 is a true and complete copy of all resolutions adopted by the Board of Directors of the Company authorizing and approving the execution, delivery and performance of the Agreement and the transactions contemplated by the Agreement. Attached hereto as Exhibit D-2 is a true and complete copy of all resolutions adopted by the Company’s stockholders authorizing and approving the transactions contemplated by the Agreement. Each of the resolutions set forth on Exhibits D-1 and D-2 continue in full force and effect at the closing on the Closing Date without modification or amendment;

5.           Set forth below are the names and titles of the duly elected, qualified and acting officers of the Company who have executed documents on behalf of the Company in connection with the Agreement. The signature set forth opposite his or her name is genuine.

Name                                                      Office                                                      Signature

____________                    President/CEO/                                                     ______________________
Secretary/Treasurer

Capitalized terms not defined herein shall have the meanings ascribed to them in the Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Secretary’s Certificate and Certificate of Incumbency this ____ day of August, 2007.

__________________________________________
____________, Secretary

Exhibit 2.10(a)

Exhibit A

Certificate of Incorporation

Exhibit 2.10(a)
Exhibit B

Certificate of Good Standing

Exhibit 2.10(a)

Exhibit C

ByLaws

Exhibit 2.10(a)

Exhibit D-1

Resolutions of the Board of Directors

Exhibit 2.10(a)

Exhibit D-2

Resolutions of the Stockholders

Exhibit 2.11(c)

NUGEN MOBILITY INC.

Secretary’s Certificate and Certificate of Incumbency

The undersigned hereby certifies that he is the duly elected, qualified and acting Secretary of NuGen Mobility Inc., a Delaware corporation (the “Company”), and, on behalf of the Company (and not in an individual capacity), pursuant to and in connection with the Asset Purchase Agreement (the “Agreement”) dated as of July 13, 2007, by and among the Company, and New Generation Motors Corporation, a Delaware corporation, further certifies as follows:

1.           Attached hereto as Exhibit A is a true, complete and correct copy of the Certificate of Incorporation of the Company, as amended to date;

2.   Attached hereto as Exhibit B is a long form good standing certificate as of a recent date by the Secretary of State of Delaware;

3.           Attached hereto as Exhibit C is a true, complete and correct copy of the Bylaws of the Company, as in effect on this date;

4.           Attached hereto as Exhibit D-1 is a true and complete copy of all resolutions adopted by the Board of Directors of the Company authorizing and approving the execution, delivery and performance of the Agreement and the transactions contemplated by the Agreement. Each of the resolutions set forth on Exhibit D-1 continue in full force and effect at the closing on the Closing Date without modification or amendment;

5. Set forth below are the names and titles of the duly elected, qualified and acting officers of the Company who have executed documents on behalf of the Company in connection with the Agreement. The signature set forth opposite his or her name is genuine.

Name                                                      Office                                                      Signature

Eric Takamura                       President/CEO/                                                     ______________________
Secretary/Treasurer

Capitalized terms not defined herein shall have the meanings ascribed to them in the Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Secretary’s Certificate and Certificate of Incumbency this ____ day of August, 2007.

__________________________________________
Eric Takamura, Secretary

Exhibit 2.11(c)

Exhibit A

Certificate of Incorporation

Exhibit 2.11(c)

Exhibit B

Certificate of Good Standing

Exhibit 2.11(c)

Exhibit C

ByLaws

Exhibit 2.11(c)

Exhibit D-1

Resolutions of the Board of Directors

Exhibit 2.11(c)

Exhibit 2.11(e)

CERTIFICATE

THIS CERTIFICATE is made by the undersigned as of the ____ day of August, 2007, and recites and provides the following:'

Recitals

A.   The undersigned is the former Chief Operating Officer of New Generation Motors Corporation ("NGMC"), having served in such position during the period June 2004 to February 27, 2007. The undersigned also is the principal stockholder and an officer and director of NuGen Mobility ("NuGen").

B.   NGMC and NuGen are parties to an Asset Purchase Agreement, dated as of July 13, 2007 (the "APA").

C.   It is a condition to the obligations of NGMC under the APA that the undersigned make the representation and warranties set forth in this Certificate, and the undersigned understand that NGMC and its Board of Directors are relying on such representations and warranties as a material inducement to NGMC's entering into and performing its obligations under the APA.

NOW, THEREFORE, in consideration of these premises and as a material inducement to NGMC's entering into and performing its obligations under the APA, the undersigned hereby makes the following representations and warranties:

1.   To the best of the undersigned's knowledge, information and belief, the Financial Statements, as defined in the APA are true, correct, and complete in all material respects and fairly present, in all material respects, the financial condition and results of NGMC's operations for the applicable periods to which such Financial Statements relate.

2.   The proceeds of each "Operational Loan" listed on Schedule 2.5 of the APA were advanced to NGMC and, so far as the undersigned is aware, used solely to pay and/or fund NBMC liabilities or business operations.

3.   The undersigned has disclosed to the NGMC's Board of Directors to the thencurrent chairman of NGM’s Board all material business opportunities that have come to the attention of the undersigned during the time the undersigned was an employee of NGMC.

IN WITNESS WHEREOF, the undersigned has executed and delivered this Certificate as of the day and year first above written.

_________________________[Seal]
Erik Takamura